UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 13, 2004

Conexant Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-24923	25-179943
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4000 MacArthur Boulevard, Newport Beach, California		92660
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-483-4600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

On December 14, 2004, Conexant Systems, Inc. (the "Company") executed and delivered a retention and separation agreement with C. Michael Powell, the Company’s former senior vice president and chief operating officer, pursuant to which Mr. Powell’s employment as an active non-executive employee of the Company will terminate on December 31, 2004.

The retention and separation agreement supersedes Mr. Powell’s existing employment agreement with the Company and provides that Mr. Powell will support and assist the Company in the orderly transition of his responsibilities to his successor until December 31, 2004. From January 1, 2005 to March 31, 2005, Mr. Powell will make himself available to provide consulting services to the Company at such times and upon such terms and conditions as the Company shall reasonably request. Mr. Powell will continue to receive a salary through March 31, 2005 at his current base rate of $360,000 per annum. In addition, Mr. Powell will receive (a) a 2004 bonus award of $189,000 and an additional bonus award in the amount of $252,000 each payable on or before December 31, 2004, (b) an amount equal to $270,000 payable on or about March 31, 2005 and (c) an amount payable on or about March 31, 2005 required to cover the cost of Mr. Powell’s continued health benefits from April 1, 2005 through September 30, 2006. Pursuant to the retention and separation agreement, all of Mr. Powell’s options will become fully vested and exercisable at the time of the termination of his employment and will remain exercisable until December 31, 2006. Mr. Powell will be restricted from competing with the Company or soliciting employees or customers of the Company until December 31, 2005. In addition, Mr. Powell will generally be made whole in the event of payment of any excise taxes imposed by the Internal Revenue Code of 1986, as amended, on certain change of control payments.

A copy of the Retention and Separation Agreement by and between the Company and C. Michael Powell is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The retention and separation agreement described in Item 1.01 above was entered into in connection with Mr. Powell’s resignation as the Company’s senior vice president and chief operating officer on November 16, 2004. The retention and separation agreement terminated Mr. Powell’s existing employment agreement with the Company dated January 15, 2004 and effective February 27, 2004, the date of the merger of the Company with GlobespanVirata, Inc. Pursuant to the employment agreement, Mr. Powell was employed as senior vice president and chief operating officer of the Company until his resignation. His employment agreement had an initial two-year term, subject to automatic one-year extensions following the initial term. In exchange for his services, Mr. Powell was paid an initial annual base salary of $360,000 and was eligible for an initial annual target bonus of 70% of his annual base salary, pro rated in fiscal 2004 to cover the period from January 1, 2004 to October 1, 2004. Upon completion of the merger, the Company granted Mr. Powell (1) options to purchase 250,000 shares of Company common stock, which were to become exercisable in four equal installments on the first, second, third and fourth anniversaries of the date of grant and (2) retention options to purchase 175,000 shares of Company common stock, which were to become exercisable two years after the effective date of the merger.

Under the employment agreement, if the Company terminated Mr. Powell’s employment without "cause" or if he resigned for "good reason" (as defined in his employment agreement), then the Company would have (A) continued to pay his base salary for 12 months following the date of termination in accordance with normal payroll practices, and (B) paid him promptly after the end of the fiscal year in which the termination occurred a cash lump-sum equal to the sum of (i) a pro rata share of his target bonus for the fiscal year in which the termination occurred and (ii) the full amount of his target bonus with respect to such fiscal year. Mr. Powell’s retention options would have (if the termination occurred within 12 months after the merger) immediately vested and otherwise all of Mr. Powell’s options and shares of restricted stock would have continued to vest during the 12 months following his termination date. Mr. Powell would have been able to exercise all vested options during the 12-month period following his termination and for 90 days thereafter, after which time all of his options would have expired. In addition, if Mr. Powell was "involuntarily terminated" (as defined in the applicable GlobespanVirata option plan assumed in the merger) within 24 months after the merger, all options to purchase Company common stock issued to him in respect of his GlobespanVirata options would have automatically become fully vested upon his termination and remained exercisable for 12 months following his termination. Mr. Powell would have been restricted from competing with the Company or soliciting employees or customers of the Company during the employment period and for 12 months thereafter. Mr. Powell would have generally been made whole in the event of payment of any excise taxes imposed by the Internal Revenue Code of 1986, as amended, on certain change of control payments.

Item 2.06. Material Impairments.

On December 13, 2004, Registrant issued a press release announcing that it will recognize in the first quarter of fiscal 2005 a $40.0 to $50.0 million non-cash charge for additional inventory reserves primarily due to lower market prices and reduced end-customer demand for DSL and wireless LAN products. This impairment charge will not result in any future cash expenditures.

The press release is filed herewith as Exhibit 99 and is incorporated herein by reference.

Item 8.01. Other Events.

On December 13, 2004, Registrant issued a press release announcing that it is taking actions to reduce channel inventory by approximately $50.0 million during the fiscal quarter ending December 31, 2004 and, thus, a lower revenue outlook of approximately $140.0 million and a pro forma non-GAAP net loss per share in the range of $0.18 to $0.20 for the first quarter of fiscal 2005. On a GAAP basis, the net loss per share for the first quarter of fiscal 2005 is estimated to be in the range of $0.22 to $0.24. The reconciling items from pro forma non-GAAP to GAAP total approximately $20.0 million and consist primarily of amortization of intangibles, restructuring and special charges, stock compensation, and unrealized gain (loss) on the Mindspeed warrant. The Company believes these measures of income (loss) and operating expenses provide a better understanding of its underlying operating results and the Company uses these measures internally to evaluate its underlying operating performance. These measures of income (loss) and operating expenses are not in accordance with, or an alternative for, GAAP and may be different from pro forma measures used by other companies.

Item 9.01. Financial Statements and Exhibits.

c) Exhibits

10.1 Retention and Separation Agreement by and between the Company and C. Michael Powell.

99. Press Release of Registrant dated December 13, 2004.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Conexant Systems, Inc.

December 15, 2004	By:	Dennis E. O'Reilly

Name: Dennis E. O'Reilly
Title: Senior Vice President, Chief Legal Officer and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

10.1	Retention and Separation Agreement by and between the Company and C. Michael Powell
99	Press Release of Registrant dated December 13, 2004